Exhibit 10.2

Execution Version

AMENDMENT to THE INVENTORY INTERMEDIATION AGREEMENT

THIS AMENDMENT to THE INVENTORY INTERMEDIATION AGREEMENT (this “Amendment”), dated as of September 8, 2017, is made by and between (i) J. Aron & Company LLC, a New York limited liability company (“Aron”) located at 200 West Street, New York, New York 10282-2198, and (ii) PBF Holding Company LLC (“PBFH”), jointly and severally with its wholly-owned subsidiary, Delaware City Refining Company LLC (“DCRC” and collectively with PBFH, “DCR”), both Delaware limited liability companies that have a place of business located at One Sylvan Way, 2nd Floor, Parsippany, NJ 07054-3887 (each of Aron and DCR are referred to individually as a “Party” or collectively as the “Parties”).

RECITALS

Aron and DCR are parties to that certain Amended and Restated Inventory Intermediation Agreement dated as of May 29, 2015 (as from time to time amended prior to the date hereof, the “Agreement”) relating to the purchase by Aron from DCR (and thereafter the sale by Aron to DCR) of the refined products specified on Schedules A and B to the Agreement upon the terms and conditions set forth therein; and

Aron and DCR wish to amend the Agreement as hereinafter provided;

Accordingly, the Parties hereby agree as follows:

Article I. Definitions; Interpretation

Section 1.01 Terms Defined in the Agreement.

(a) Defined Terms. All capitalized terms used in this Amendment (including in the recitals hereto) and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

(b) Interpretation. The rules of construction set forth in Sections 1.2, 1.3, 1.4 and 1.5 of the Agreement shall apply to this Amendment as if incorporated herein in full.

Article II. Amendments to the Agreement

Section 2.01 Amendment. Upon the effectiveness of this Amendment as provided in Section 3.04 hereof, Section 2.4 is hereby amended and restated in their entirety to read as follows:

2.4

General Early Termination Right. In addition to the termination rights in Section 2.3 and 2.5, DCR may, at its option and in its sole discretion, by providing no less than 60 days’ prior written notice to Aron, to be effective at 11:59:59 p.m. EPT on July 1, 2018 or, if later, at 11:59:59 p.m. EPT on the first day of the month immediately following the month during which such 60-day notice period expires (unless such 60-day notice period expires on the first day of a month, in which event such termination will be effective on such day), terminate this Agreement, in which case this Agreement shall terminate in its entirety and the Early Termination Fee will be due and payable by DCR to the extent applicable as set forth in Section 3.8.8 as part of the Step-out Payment Amount; provided that if the Related Agreement remains outstanding at the time such notice is given, such termination notice shall not be effective unless (i) PRCLLC (with PBFH) has concurrently elected to exercise its right to terminate the Related Agreement pursuant to Section 2.4 thereof (in which case, the Specified Early Termination Fee or Early Termination Fee (as applicable) as provided for thereunder would become due to the extent applicable) or (ii) Aron has agreed to the continuation of the Related Agreement following such early termination of this Agreement (in which case, no “Specified Early Termination Fee” or “Early Termination Fee” will be due under this Agreement or pursuant to Section 2.3 or 2.4 of the Related Agreement at such time).

Article III. Miscellaneous

Section 3.01 Agreement Otherwise Not Affected; Other Transaction Documents.

(a) Except for the amendments pursuant hereto, the Agreement remains unchanged. As amended pursuant hereto, the Agreement remains in full force and effect and is hereby ratified and confirmed in all respects. The execution and delivery of, or acceptance of, this Amendment and any other documents and instruments in connection herewith by a Party shall not be deemed to create a course of dealing or otherwise create any express or implied duty by it to provide any other or further amendments, consents or waivers in the future.

(b) DCR confirms that the other Transaction Documents continue to be in full force and effect, subject in the case of the Fee Letter to its amendment and restatement as contemplated by Section 3.04(b) below.

Section 3.02 No Reliance. Each Party hereby acknowledges and confirms that it is executing this Amendment on the basis of its own investigation and for its own reasons without reliance upon any agreement, representation, understanding or communication by or on behalf of any other Person.

Section 3.03 Costs and Expenses. Each Party shall be responsible for any costs and expenses incurred by such Party in connection with the negotiation, preparation, execution and delivery of this Amendment and any other documents to be delivered in connection herewith.

Section 3.04 Effectiveness; Binding Effect.

(a) In connection with the execution, and as a condition to the effectiveness, of this Amendment, Aron and PBFH are entering into an amended and restated Fee Letter dated as of the date hereof, which shall constitute the “Fee Letter” under the Agreement.

(b) This Amendment shall be binding upon, inure to the benefit of and be enforceable by DCR, Aron and their respective successors and assigns as of the date on which it has been executed by each of the Parties hereto.

Section 3.05 Governing Law; Disputes; Jurisdiction. Section 22 of the Agreement (Governing Law & Disputes) shall apply to this Amendment as if incorporated herein in full.

Section 3.06 Counterparts. This Amendment may be executed by the Parties in separate counterparts and all such counterparts shall together constitute one and the same instrument. In the event that any signature is delivered by facsimile or electronic transmission, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf the signature is executed) the same with the same force and effect as if such facsimile or electronic signature page were an original thereof.

Section 3.07 Entire Agreement; Amendments. The Agreement, as amended by and together with this Amendment, constitutes the entire agreement of the Parties regarding the matters contemplated herein and therein or related hereto and thereto and no representations or warranties shall be implied or provisions added hereto or thereto in the absence of a written agreement to such effect between the Parties. The Agreement, as amended by and together with this Amendment, may not be altered, amended, modified or otherwise changed in any respect except by a writing duly executed by an authorized representative of each Party and no representations or warranties shall be implied or terms added in the absence of a writing signed by both Parties. No promise, representation or inducement has been made by either Party that is not embodied in the Agreement, as amended by and together with this Amendment, and neither Party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Amendment to the Agreement as of the date first above written.

J. ARON & COMPANY LLC

By:	/s/ Simon Collier
Name:
Title:

DELAWARE CITY REFINING COMPANY LLC

By:	/s/ Thomas O’Connor
Name:	Thomas O’Connor
Title:	Senior Vice President, Commercial

PBF HOLDING COMPANY LLC

By:	/s/ Thomas O’Connor
Name:	Thomas O’Connor
Title:	Senior Vice President, Commercial